EXHIBIT 5

                      [ILLINOIS TOOL WORKS INC. LETTERHEAD]



                                  April 6, 1999


Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, IL  60025-5811


Ladies and Gentlemen:

         As General Counsel of Illinois Tool Works Inc., a Delaware corporation (the "Company"), I have participated in the corporate and other proceedings taken by the Company to authorize the issuance of up to 50,000 shares (the "Shares") of the Registrant's Common Stock pursuant to the Illinois Tool Works Inc. Non-Officer Directors' Fee Conversion Plan (the "Plan"). The Shares are covered by the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission. I participated in the preparation of the Registration Statement and have examined such other documents and such legal authorities as I have deemed necessary for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that when the Shares have been duly issued in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued and fully paid and nonassessable.

         I consent to the use of my name under item 5 in the Registration Statement and to the filing of this opinion as an Exhibit to such Registration Statement.

                                                 Very truly yours,

                                                 /s/Stewart S. Hudnut

                                                 Stewart S. Hudnut
                                                 Senior Vice President, General
                                                 Counsel & Secretary